UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 2, 2004 (August 30, 2004)

GLIMCHER REALTY TRUST (Exact Name of Registrant as Specified in Charter)

Maryland	001-12482	31-1390518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          In an agreement dated as of August 30, 2004, Glimcher River Valley Mall, LLC (“River Valley”) granted a first mortgage lien, assignment of rents, security agreement and fixture filing (the “Mortgage”) on the property known as River Valley Mall to KeyBank National Association (“KeyBank”), as administrative agent for itself and other lenders. River Valley is a wholly owned subsidiary of Glimcher Properties Limited Partnership (the “Company”), an affiliate of the Registrant. The Mortgage by River Valley to KeyBank was made to provide additional collateral to secure that certain Credit Agreement dated October 17, 2003, by and between the Company, KeyBank and several additional lenders (the “Agreement”). River Valley has become an additional subsidiary guarantor under the Subsidiary Guaranty dated as of October 17, 2003, with respect to the loan to the Company under the Agreement. The addition of River Valley Mall to the collateral pool under the Agreement provides the Company with the full borrowing base availability under the Agreement. KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant and McDonald Investments, Inc., an affiliate of KeyBank, was one of the underwriters of Registrant’s public offering of 8 1/8% Series G Cumulative Redeemable Preferred Shares in January 2004.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statement of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

10.1	Open End Mortgage, Assignment of Rents, Security Agreement, and Fixture Filing, dated as of August 30, 2004, between Glimcher River Valley Mall, LLC and KeyBank National Association, relating to the River Valley Mall in Lancaster, Ohio.

10.2	Joinder to Guaranty, dated August 30, 2004, by Glimcher River Valley Mall, LLC, Glimcher Properties Limited Partnership and Glimcher Development Corporation.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLIMCHER REALTY TRUST

Date: September 2, 2004	/s/ William G. Cornely
William G. Cornely Executive Vice President, Chief Operating Officer and Treasurer